SP FUNDS TRUST 485BPOS

Exhibit 99.(d)(4)

INVESTMENT ADVISORY AGREEMENT

Agreement made as of June 28, 2024 between SP Funds Trust (the “Trust”), a Delaware statutory trust, and ShariaPortfolio, Inc. (the “Adviser”), a Florida corporation.

W I T N E S E T H:

WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and organized as a statutory trust under the laws of the State of Delaware on behalf of each Fund listed on Schedule A (each, a “Fund”);

WHEREAS, the Adviser is engaged primarily in rendering investment advisory, management and administrative services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust wishes to retain the Adviser to provide investment advisory services to the Trust with respect to each of the Funds of the Trust designated in Schedule A hereto; and

WHEREAS, the Adviser is willing to render such investment advisory services to the Funds;

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Appointment of Adviser

(a)           The Trust hereby appoints the Adviser to act as an investment adviser to the Fund, subject to the oversight the Board of Trustees (the “Board”) of the Trust for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein specified in Schedule A.

(b)           Subject to the oversight of the Board and consistent with its fiduciary duties to each Fund, the Adviser will manage the investment operations and determine the composition of the portfolio of each Fund, including the purchase, retention and disposition of the securities and other instruments held by the Funds, in accordance with the terms of this Agreement, each Fund’s investment objective and policies, each Fund’s then-current Prospectus and Statement of Additional Information contained in the Trust’s Registration Statement on Form N-1A (the “Registration Statement”), as such prospectus and SAI are amended or supplemented from time to time.

(c)           In furnishing services hereunder, the Adviser will be subject to, and will perform its responsibilities in accordance with the following: (i) the Trust’s Agreement and Declaration of Trust, as the same may be hereafter modified and/or amended from time to time (“Declaration of Trust”); (ii) the By-Laws of the Trust, as the same may be hereafter modified and/or amended from time to time (“By-Laws”); (iii) the currently effective Prospectus and Statement of Additional Information of the Trust filed with the Securities and Exchange Commission (“SEC”) and delivered to the Adviser, as the same may be hereafter modified, amended and/or supplemented (“Prospectus and SAI”); (iv) the 1940 Act, the Advisers Act, the Internal Revenue Code of 1986, as amended, and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Fund(s); (v) any order or no-action letter of the SEC governing the operation of the Trust; and (vi) the Trust’s policies and procedures adopted pursuant to Rule 38a-1 under the 1940 Act (the “Compliance Manual”) and other policies and procedures adopted from time to time by the Board of the Trust.

(d)           The Adviser, at its expense, will furnish (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for the Adviser to faithfully perform its duties under this Agreement; and (ii) furnish administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Adviser’s duties under this Agreement.

2.	Brokerage

(a)           The Adviser shall arrange for the placing and execution of Fund orders for the purchase and sale of portfolio securities with broker-dealers. Subject to seeking the best price and execution reasonably available, the Adviser is authorized to place orders for the purchase and sale of portfolio securities for a Fund with such broker-dealers as it may select from time to time. Subject to Section 2(b) below, the Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to such Fund, to the Adviser or to any other client for which the Adviser provides advisory services. The Adviser also agrees that it will cooperate with the Trust to allocate brokerage transactions to brokers or dealers who provide benefits directly to a particular Fund; provided, however, that such allocation comports with applicable law including, without limitation, Rule 12b-1(h) under the 1940 Act.

(b)           Notwithstanding the provisions of Section 2(a) above and subject to such policies and procedures as may be adopted by the Board and officers of the Trust and consistent with Section 28(e) of the 1934 Act, the Adviser is authorized to cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to such Fund and to other funds or clients for which the Adviser exercises investment discretion.

(c)           The Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, any Sub-Adviser or a Fund in accordance with such standards and procedures as may be approved by the Board in accordance with Rule 17e-1 under the 1940 Act, or other rules or guidance promulgated by the SEC. Any transaction placed with an affiliated broker must (i) be placed at best execution, and (ii) may not be a principal transaction.

(d)           The Adviser is authorized to aggregate or “bunch” purchase or sale orders for a Fund with orders for various other clients when it believes that such action is in the best interests of such Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Adviser in accordance with the Adviser’s written policy.

3.	Proxy Voting

The Adviser will, unless and until otherwise directed by the Board and consistent with seeking the best interest of the Funds, exercise (or not exercise in its discretion) all rights of security holders with respect to securities held by each Fund, including, but not limited to: voting proxies in accordance with the Trust’s then-current proxy voting policies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization. Unless the Board gives written instructions to the contrary, the Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested in accordance with the Adviser’s proxy voting guidelines, a copy of which has been provided to the Trust.

4.	Selection of Sub-Adviser

Subject to the Board’s approval, the Adviser or the Trust may enter into contracts with an investment sub-adviser, including without limitation, affiliates of the Adviser, in which the Adviser delegates to such investment sub-adviser any or all of its duties specified hereunder, on such terms as the Adviser will determine to be necessary, desirable or appropriate, provided that in each case the Adviser shall supervise the activities of each such sub-adviser and further provided that such contracts impose on such investment sub-adviser bound thereby all the conditions to which the Adviser is subject and that such contracts are entered into in accordance with and meet all applicable requirements of the 1940 Act and the rules and regulations promulgated thereunder.

5.	Unitary Fee

From the fee payable pursuant to Section 6 below, the Adviser agrees to pay, or require a sub-adviser or affiliate to pay, all expenses incurred by the Trust and each Fund (except for advisory fees and sub-advisory fees, as the case may be) pursuant to this Agreement, excluding interest charges on any borrowings, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability, distribution fees and expenses paid by the Fund under any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, and litigation expenses and other non-routine or extraordinary expenses.

6.	Compensation

The Trust will pay, or arrange for payment to, the Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Schedule A. Subject to the provisions of this Agreement and the mutual agreement of the parties, the duties of the Adviser and the fees to be paid to the Adviser under and pursuant to this Agreement or other arrangement entered into in accordance with this Agreement may be adjusted from time to time by the parties, to the extent permitted by law, subject to the prior approval of the members of the Board who are not “interested persons” (as defined in the 1940 Act, with such Board members being “Independent Trustees”).

7.	Liability and Standard of Care

(a)           The Adviser shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but the Adviser and its affiliates and their respective agents, control persons, directors, officers, employees, supervised persons and access persons shall not be liable for any action taken or omitted to be taken by the Adviser in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. Notwithstanding the foregoing, federal securities laws and certain state laws impose liabilities under certain circumstances on persons who have acted in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any right which the Trust, a Fund or any shareholder of a Fund may have under any federal securities law or state law the applicability of which is not permitted to be contractually waived.

(b)           The Adviser shall indemnify the Trust, each Fund and each of their respective affiliates, agents, control persons, directors, members of the Board, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) arises out of or is based upon (i) any material misstatement or omission of a material fact in information regarding the Adviser furnished in writing to the Trust by the Adviser for use in the Registration Statement, proxy materials or reports filed with the SEC; or (ii) the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties of the Adviser in the performance of its duties under this Agreement (collectively, “Adviser Disabling Conduct”).

(c)           The Trust shall indemnify and hold harmless the Adviser and its members, trustees, officers and employees of the other party (any such person, an “Adviser Indemnified Party”) against any Losses arising out of any Proceedings in so far as such Loss or actions with respect thereto, arise out of, or is based upon the Trust’s performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Adviser Indemnified Party against any portion of liability that is attributable to Adviser Disabling Conduct.

(d)           Notwithstanding anything to the contrary contained herein, the Adviser, its affiliates and their respective agents, control persons, directors, partners, officers, employees, supervised persons and access persons shall not be liable to, nor shall they have any indemnity obligation to, the Trust, its officers, directors, agents, employees, controlling persons or shareholders or to a Fund or any Fund shareholders for: (i) any material misstatement or omission of a material fact in a Fund’s Prospectus, registration statement, proxy materials or reports filed with the SEC, unless and to the extent such material misstatement or omission was made in reliance upon, and is consistent with, the information furnished to the Trust by the Adviser specifically for use therein; (ii) any action taken or failure to act in good faith reliance upon (A) information, instructions or requests, whether oral or written, with respect to a Fund made to the Adviser by a duly authorized officer of the Trust who is not an affiliated person of the Adviser or any affiliated person of the Adviser; (B) the advice of counsel to the Trust; or (C)  any written instruction of the Board; provided, however, that the limitations on the Adviser’s liability and indemnification obligations described in (i) through (ii) above shall not apply with respect to, and to the extent, any portion of liability is attributable to Adviser Disabling Conduct.

8.	Representations of the Adviser

The Adviser represents, warrants and agrees as follows:

(a)             The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet, for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Trust of the occurrence of any event that would substantially impair the Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser will also promptly notify each Fund if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Funds or the Adviser, provided, however, that routine regulatory examinations will not be required to be reported by this provision.

(b)            The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Board with a copy of such code of ethics, together with evidence of its adoption. Upon the request of the Trust, from time to time, the Adviser will certify to the Trust that the Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 and that there has been no material violation of the Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust, the Adviser will permit the Trust to examine the reports required to be made to the Adviser by Rule 17j-1(c)(1) and Rule 204A-1(b) and all other records relevant to the Adviser’s code of ethics but only to the extent such reports and/or records relate to the provision of services hereunder.

(c)             The Adviser has adopted and implemented and will maintain (a) in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to prevent violation by the Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Adviser’s activities or services could affect the Fund(s), policies and procedures reasonably designed to prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the 1940 Act) by the Fund(s) and the Adviser (such policies and procedures being the “Compliance Program”). The Adviser has provided the Trust with a copy of its Compliance Program and promptly will furnish a copy of all amendments to the Compliance Program at least annually.

(d)           The Adviser has provided the Trust with a copy of its Form ADV, which as of the date of this Agreement is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust at least annually. Such amendments will reflect those changes in the Adviser’s organizational structure, professional staff or other significant developments affecting the Adviser, which are required by the Advisers Act.

(e)            The Adviser will notify the Trust of any assignment of this Agreement or change of control of the Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund(s) or senior management of the Adviser, in each case prior to or promptly after, such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control.

(f)           The Adviser will notify the Trust promptly upon detection of (a) any material failure to manage the Fund(s) in accordance with the Fund(s)’ stated investment objectives and policies or any applicable law; (b) any material breach of any of the Fund(s)’ or the Adviser’s policies, guidelines or procedures (including the Compliance Program); or (c) any pending or threatened regulatory action, investigation, lawsuit or other proceeding relating to the Adviser’s management of the Fund(s) and/or that could reasonably be expected to have a material impact on the Adviser’s ability to conduct its business. Following the occurrence of any event set forth in this paragraph, the Adviser agrees to cooperate with and provide reasonable assistance to personnel of the Trust (including the Chief Compliance Officer of the Adviser and/or the Trust) or their designees in connection with any efforts to remedy or respond to such event.

(g)           The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(h)           The Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Trust, the Funds or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Trust, except as required by rule, regulation or upon the request of a governmental authority. However, the Adviser may use the performance of the Funds in its composite performance.

9.	Non-Exclusivity

The services of the Adviser to the Funds and the Trust are not to be deemed to be exclusive, and the Adviser will be free to render investment advisory or other services to others and to engage in other activities, provided the Adviser furnishes adequate disclosure of possible conflicts of interest and implements procedures designed to mitigate or eliminate such conflicts. It is understood and agreed that the directors, officers, and employees of the Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, or employees of any other firm or corporation.

10.	Regulation

The Adviser will submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and will promptly provide the Trust with copies of such information, reports and materials.

11.	Books and Records

(a)          The Adviser will maintain and preserve all accounts, books and records with respect to each Fund as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder and will file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

(b)          The records relating to the services provided under this Agreement will be the property of the Trust and will be under its control; however, the Trust will furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it will reasonably require in order to carry out its business. In the event of the termination of this Agreement, such other records will promptly be returned to the Trust by the Adviser free from any claim or retention of rights therein, provided that the Adviser may retain any such records that are required by law or regulation. The Adviser will keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Trust has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or otherwise required by law.

12.	Duration

This Agreement will become effective upon the date first above written, provided that this Agreement will not take effect unless it has first been approved: (i) by a vote of a majority of the Independent Trustees, cast in person (or such other permitted means) at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of each Fund’s outstanding securities. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually (i) by either the Board or by vote of a “majority of the outstanding voting securities” (as defined in the 1940 Act) of such Fund, and (ii) in either event, by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval. Additional Funds may be added to Schedule A by the Trust upon sixty (60) days written notice to the Adviser and only after the approval by the Board of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

13.	Termination of Agreement

This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of such Fund, on sixty (60) days’ written notice to the Adviser. This Agreement may also be terminated with respect to any Fund at any time, without the payment of any penalty, by the Adviser, on sixty (60) days’ written notice to such Fund. This Agreement will automatically terminate, without the payment of any penalty in the event this Agreement is assigned (as defined in the 1940 Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice. As discussed in Section 15 below, any “assignment” (as that term is defined in the 1940 Act) of this Agreement will result in automatic termination of this Agreement.

14.	Amendments to the Agreement

Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief or no-action relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of a Fund and by the vote of a majority of the Independent Trustees cast in person (or such other permitted means) at a meeting called for the purpose of voting on such approval. The required shareholder approval will be effective with respect to a Fund if a majority of the outstanding voting securities of the Fund vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of any other Fund affected by the amendment or all the Funds of the Trust.

Any change, waiver, discharge or termination of a provision of this Agreement, whether or not such change is deemed to be material, may be made only by an instrument in writing signed by both the Trust and the Adviser.

15.	Assignment

The Adviser will not assign or transfer its rights and obligations under this Agreement. Any assignment (as that term is defined in the 1940 Act) of the Agreement will result in the automatic termination of this Agreement, as provided in Section 13 hereof. The Adviser agrees to bear all reasonable legal, printing, mailing, proxy and related expenses of the Trust, if any, arising out of any assignment of this Agreement by the Adviser. Notwithstanding the foregoing, no assignment will be deemed to result from any changes in the directors, officers or employees of such Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

16.	Notices

Notices of any kind to be given hereunder will be in writing and will be duly given if mailed or delivered as follows: (a) to the Adviser at ShariaPortfolio, Inc., 1331 S. International Parkway, Suite 2291, Lake Mary, FL 32746; (b) to the Funds at SP Funds Trust, 1331 S. International Pkwy Ste 2291, Lake Mary, FL 32746; or (c) at such other address or to such other individual as any of the foregoing will designate by notice to the others.

All notices required to be given pursuant to this Agreement will be delivered or mailed to the address listed above of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice will be deemed given on the date delivered or mailed in accordance with this paragraph.

17.	Entire Agreement

This Agreement contains the entire understanding and agreement of the parties with respect to each Fund. This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original, but such counterparts will together constitute one and the same document.

18.	Headings

The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

19.	Severability

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement will be construed, insofar as is possible, as if such portion had never been contained herein.

20.	Trust and Shareholder Liability

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust and agrees that obligations, if any, assumed by the Trust pursuant to this Agreement will be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder will be limited to the respective assets of the Fund. The Adviser further agrees that it will not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Funds, nor from the Trustees or any individual Trustee of the Trust.

21.	Governing Law

This Agreement will be governed by the laws of the State of Delaware without reference to conflicts of laws principles. Any and all litigation or other disputes arising from this Agreement will be commenced in a federal or state court of competent jurisdiction in Delaware.

22.	Interpretation

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date set forth above.

SP FUNDS TRUST

By:
	Name:	Irfan Chaudhry
	Title:	President and Chief Executive Officer

SHARIAPORTFOLIO, INC.

By:
	Name:	Naushad Virji
	Title:	Founder, Chairman and Portfolio Manager

[SP Funds-Target Date Funds-Advisory Agreement]

SCHEDULE A

Fund	Advisory Fee	Effective Date
SP Funds 2030 Target Date Fund	0.45% of average daily net assets	June 28, 2024
SP Funds 2040 Target Date Fund	0.45% of average daily net assets	June 28, 2024
SP Funds 2050 Target Date Fund	0.45% of average daily net assets	June 28, 2024

Schedule A – Page 1